Supplement to
Prospectus Supplement dated May 29, 2007
(to Prospectus dated March 29, 2007)

                                  $274,865,070
                                  (Approximate)

                               IndyMac MBS, Inc.
                                    Depositor

                               [LOGO] IndymacBank
                          Sponsor, Seller and Servicer

                    IndyMac IMSC Mortgage Loan Trust 2007-F1
                                 Issuing Entity

               Mortgage Pass-Through Certificates, Series 2007-F1

                                   ----------

     This Supplement amends the prospectus supplement dated May 29, 2007 (the "Prospectus Supplement") that has been issued with respect to the IndyMac IMSC Mortgage Loan Trust 2007-F1, Mortgage Pass-Through Certificates, Series 2007-F1 (the "Certificates"), as described below.

      o The Initial Notional Amount and Pass-Through Rate for the Class A-X Certificates appearing in the table on the cover page to the Prospectus Supplement are deleted in their entirety and replaced to read "$16,736,191 (3)" and "6.50%," respectively.

      o The cell appearing under the column heading entitled "Type" for the Class A-X Certificates appearing in the table under "Summary -- Description of the Certificates" on page S-7 of the Prospectus Supplement is deleted in its entirety and replaced with the following: "Senior/ Notional Amount/Interest Only/Fixed Pass-Through Rate/ Component"

      o The cells appearing under the column headings entitled "Initial Pass-Through Rate" and "Pass-Through Rate" for the Class A-X Certificates appearing in the table under "Summary -- Description of the Certificates" on page S-9 of the Prospectus Supplement are deleted in their entirety and restated to read "6.50%."

      o The footnote (4) on page S-9 of the Prospectus Supplement to the second table under "Summary -- Description of the Certificates" is deleted in its entirety and replaced with the following:
            "[Reserved]"

      o The cell appearing under the column heading entitled "Type" for the Class A-X Certificates appearing in the table under "Description of the Certificates -- General" on page S-60 of the Prospectus Supplement is deleted in its entirety and replaced with the following: "Senior / Notional Amount / Interest Only / Fixed Pass-Through Rate / Component"

      o The second table under "Description of the Certificates -- Component Classes" on page S-62 of the Prospectus Supplement is deleted in its entirety and replaced with the following:

                                                  Initial Component Notional
                           Designation              Amount (approximate)
                           -----------            --------------------------
            Class A-X-1 Component ................        $6,897,902
            Class A-X-2 Component ................        $9,838,289

      o The fourth and fifth paragraphs under "Description of the Certificates -- Component Classes" on page S-62 of the Prospectus Supplement are deleted in their entirety and replaced with the following:

      "The "Component Notional Amount" of the Class A-X-1 Component for the interest accrual period for any Distribution Date will equal the product of (i) a fraction, the numerator of which is the excess of (a) the average of the adjusted net mortgage rates of the Non-Discount Mortgage Loans in loan group 1, weighted on the basis of their respective Stated Principal Balances as of the first day of the related Due Period (after giving effect to prepayments received in the Prepayment Period ending during that Due Period) over (b) 6.00% per annum, and the denominator of which is 6.50% per annum and (ii) the aggregate Stated Principal Balance of the Non-Discount Mortgage Loans in loan group 1 as of the first day of the related Due Period (after giving effect to prepayments received in the Prepayment Period ending in that Due Period).

      The "Component Notional Amount" of the Class A-X-2 Component for the interest accrual period for any Distribution Date will equal the product of (i) a fraction, the numerator of which is the excess of (a) the average of the adjusted net mortgage rates of the Non-Discount Mortgage Loans in loan group 2, weighted on the basis of their respective Stated Principal Balances as of the first day of the related Due Period (after giving effect to prepayments received in the Prepayment Period ending during that Due Period) over (b) 6.50% per annum, and the denominator of which is 6.50% per annum and (ii) the aggregate Stated Principal Balance of the Non-Discount Mortgage Loans in loan group 2 as of the first day of the related Due Period (after giving effect to prepayments received in the Prepayment Period ending in that Due Period)."

      o The second and third paragraphs under "Description of the Certificates -- Interest" on page S-71 of the Prospectus Supplement are deleted in their entirety.

      o The cell appearing under the column heading entitled "Price" appearing in the table under "Yield, Prepayment and Maturity Considerations -- Sensitivity of the Class A-X Certificates" on page S-88 of the Prospectus Supplement is deleted in its entirety and restated to read "12.6755%."

                                 Credit Suisse
                                  June 1, 2007